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                                   EXHIBIT 11

                      CAMBREX CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER SHARE
                                 (in thousands)

                                                               Three months ended                 Nine Months ended
                                                                  September 30,                     September 30,
                                                              ---------------------             ----------------------
                                                               1994           1993              1994             1993
                                                               ----           ----              ----             ----
Income applicable to common shares:

    Primary earnings  . . . . . . . . . . . . . .            $ 2,440         $ 2,194           $ 7,948          $ 6,415
Add:
    Interest reduction from assumed
    conversion of convertible
    subordinated notes (net of taxes):
         Notes issued June 11, 1985 . . . . . . .                  -              28                 -               96
         Notes issued October 3, 1985 . . . . . .                  -              17                 -               57
                                                              ------          ------            ------            -----
    Fully diluted earnings  . . . . . . . . . . .            $ 2,440         $ 2,239           $ 7,948           $6,568
                                                              ======          ======            ======            =====


Weighted average number of common
    shares and common share equivalents
    outstanding during the period:

         Common Stock . . . . . . . . . . . . . .              5,255           4,948             5,231            4,885
         Stock Options  . . . . . . . . . . . . .                424             325               424              323
                                                               -----           -----             -----            -----
    Shares outstanding - primary  . . . . . . . .              5,679           5,273             5,655            5,208

         Notes issued June 11, 1985 . . . . . . .                  -             131                 -              163
         Notes issued October 3, 1985 . . . . . .                  -              78                 -               98
         Additional stock options . . . . . . . .                 32               -                38                4
                                                               -----           -----             -----            -----

    Shares outstanding - fully diluted  . . . . .              5,711           5,482             5,693            5,473
                                                               =====           =====             =====            =====
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